Exhibit 99.1

PRESS RELEASE

COMMUNITY BANCORP. REPORTS

EARNINGS AND

QUARTERLY DIVIDEND

Derby, VT	For immediate release - 04/08/05

For more information, contact: Richard C. White at 802-334-7915

Community Bancorp., the parent company of Community National Bank, has reported earnings for the period ended March 31, 2005 of $730,141, or $0.19 per share, as compared to $763,842 or $0.20 per share for the same period a year ago.

As of March 31, 2005, the Company reported assets of $333,622,857 with total loans of $229,696,987 and deposits of $274,817,258, compared to total assets of $327,006,418 as of March 31, 2004 with loans of $204,746,443, and deposits of $274,674,491.

In commenting on the Company's first quarter performance, President and Chief Operating Officer Stephen Marsh said that although net income is lower this year than last, we are pleased to see that net before taxes is higher. During the first quarter of 2004, the Company had an extraordinary tax credit in the amount of $116,540 as the result of the sale of our inactive franchise in New Hampshire. Loan growth continues to be solid, and spreads have rebounded somewhat from the lows of 2004.

The Company's Board of Directors has declared a cash dividend of $0.17 per share, payable May 1, 2005 to shareholders of record as of April 15, 2005.

Community Bancorp.'s annual shareholders' meeting is May 10, 2005 at 5:30 P.M. at the Elks Club in Derby.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices now located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier and Barre.

Forward-Looking Statements: This press release contains forward-looking statements, including, without limitation, statements about the Company's financial condition, results of operations, earnings outlook and business affairs. Although these statements are based on management's current expectations and estimates, actual conditions, results, earnings and business may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the company's control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) competitive pressures increase among financial services providers in the Company's northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems; (2) interest rate changes in such a way as to reduce the Company's interest margins and its funding sources; (3) general economic or monetary conditions, either nationally or regionally, are less favorable than expected, resulting in a deterioration in credit quality or diminished demand for the company's products and services; and (4) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the Company's business or impose additional costs and regulatory requirements.